Exhibit 99.1

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FORTUNE BRANDS ANNOUNCES NEW INTERNATIONAL

SPIRITS DISTRIBUTION ALLIANCE

•	Maxxium Partners Agree to Early Departure of V&S Brands

•	Partnership with Edrington Group Creates Powerful Joint Portfolio in 24 Key Markets, Simplifies Routes to Market and Reduces Portfolio Conflicts

•	Coupled with Dedicated Sales Force in U.S. and Repurchase of Minority Interest, Company Successfully Unwinds Three-Level V&S Partnership on Favorable Terms

Deerfield, Illinois, September 3, 2008 – Fortune Brands, Inc. (NYSE: FO) today announced that its Beam Global spirits business has established a new international distribution alliance with The Edrington Group that will succeed the current four-partner Maxxium joint venture effective March 31, 2009. Distribution of the current Maxxium portfolio will now end earlier than previously scheduled due to an agreement among the four partners for the early withdrawal of former V&S Group brands now owned by Pernod Ricard. The former V&S brands will no longer be distributed by Maxxium as of October 1, 2008, and as previously announced, Rémy Cointreau is scheduled to exit Maxxium on March 30, 2009.

The new distribution alliance with The Edrington Group, an original Maxxium partner and maker of The Famous Grouse and The Macallan Scotch whiskies, will simplify routes to market in 24 key countries outside the United States and position the companies’ spirits brands for stronger growth. Beginning March 31, 2009, the assets of Maxxium in major international markets will be split between Beam Global and The Edrington Group, and those assets will be used by the new two-party distribution alliance.

The distribution alliance with Edrington marks the final step in unwinding Fortune Brands’ global partnership with the V&S Group, which was recently acquired by Pernod Ricard. The international distribution alliance between Fortune Brands and Edrington comes just a week after Fortune Brands announced a $230 million payment from Pernod Ricard to exit the Beam Global-V&S U.S. distribution joint venture and the establishment of a dedicated sales force for its spirits brands in the U.S. In July, Fortune Brands also announced that it had repurchased for $455 million the equity minority interest in its Beam Global spirits business previously held by V&S Group.

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FORTUNE BRANDS ANNOUNCES NEW INTERNATIONAL SPIRITS DISTRIBUTION ALLIANCE, PAGE 2

Sharper Focus on Spirits Growth

“We are very pleased that we have quickly developed favorable solutions to unwinding each element of the three-level partnership we’ve shared with V&S,” said Bruce Carbonari, president and chief executive officer of Fortune Brands. “We are being well compensated for the early termination of our existing arrangements, and it serves the interests of both parties to move forward and establish clarity and certainty around our distribution.

“Importantly, both of these new distribution solutions will simplify our routes to market, give us greater control over our distribution, enhance sales focus on our brands, and enable us to get closer to customers and consumers. Our new international alliance also resolves portfolio conflicts so that we’ll now be able to bring Courvoisier, Laphroaig and Teacher’s into our international distribution network. The repurchase of the 10% minority interest in our Beam Global business and the acquisition of Cruzan Rum – both at attractive valuations – were also positive steps in this process. Additionally, in the past year we increased our financial flexibility to create value with the sale of our wine business and the U.S. rights to The Dalmore, moves that generated more than $900 million in proceeds.

“Taken together, we believe these steps accomplish three important objectives: sharpening our focus on driving profitable growth in spirits, optimally positioning our spirits business to compete very effectively following the negotiated termination of our current joint ventures, and creating long-term value for our shareholders,” Carbonari added. “Notably, we’ve been able to create our platform for future spirits growth in a very short period of time.”

“As we continue to evaluate opportunities to create value – both internally and externally – we have concluded that we will not be involved in distributing Stolichnaya vodka,” Carbonari continued. “We did conduct discussions with SPI Group regarding the Stolichnaya brand. However, given the continuing uncertainty surrounding ownership of the brand and other risks unique to the situation, we did not see a reasonable solution that would serve the interests of our shareholders and we terminated those talks. With the work we’ve done to position our spirits business for stronger growth, we look to the future with confidence.” The company’s Beam Global spirits business is the fourth largest premium spirits business in the world and its case volume going forward will be the second largest in the U.S.

Financial Impact

The forthcoming exit of the V&S brands and Rémy Cointreau from Maxxium is expected to be earnings neutral to Fortune Brands on a before charges/gains basis. The company expects to record a charge to its third quarter results of approximately $0.25 per diluted share (approximately $38 million after tax) to write down the value of its investment in Maxxium and for one-time charges outside of Maxxium related to the transition to the new distribution alliance. Netted against the previously announced financial impact of the termination of the company’s U.S. spirits distribution joint venture, the company estimates it will record a net gain in the third quarter of $0.93 per diluted share related to its spirits initiatives. The company also estimates that it will incur additional restructuring and related one-time charges outside of Maxxium of approximately $0.10 per diluted share (approximately $15 million after tax) during the next 6-12 months related to the distribution alliance transition.

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FORTUNE BRANDS ANNOUNCES NEW INTERNATIONAL SPIRITS DISTRIBUTION ALLIANCE, PAGE 3

The alliance with Edrington will be effective on March 31, 2009, upon Rémy Cointreau’s scheduled departure from Maxxium. After-tax exit fees from Pernod Ricard and Rémy Cointreau, net of their equity stakes in Maxxium, will fund the costs associated with restructuring Maxxium.

Structure of New International Distribution Alliance

The Beam Global-Edrington alliance provides a cost-effective and simpler route to market for both companies’ brands in 24 key markets outside the U.S. The alliance is expected to represent annual sales of more than $1.5 billion. The joint distribution portfolio will feature some of the world’s finest premium and super-premium spirits brands, including Jim Beam and Maker’s Mark bourbons, The Famous Grouse, The Macallan, Laphroaig and Teacher’s Scotch whiskies, Canadian Club Canadian whisky, Sauza Tequila, Courvoisier Cognac, and Brugal and Cruzan rums. Under the agreement, Beam Global will have the opportunity to bring the Courvoisier, Teacher’s and Laphroaig brands into the distribution alliance. Portfolio conflicts within Maxxium had required these brands to be distributed by third-party companies in various markets.

The new distribution alliance will be a combination of jointly-owned and company-owned sales forces. Specifically:

•	Beam Global and Edrington will have joint ownership of sales and distribution operations in ten markets.

•	Beam Global-owned sales teams will distribute both the Beam Global and Edrington brands in eight markets.

•	Edrington-owned sales teams will distribute both Edrington and Beam Global brands in six markets.

•	Beam Global intends to continue third-party distribution arrangements in international markets not covered by the alliance with Edrington.

“We believe this powerful alliance in key markets outside the U.S. creates a streamlined, cost-effective distribution platform that positions our brands for stronger growth,” Carbonari concluded.

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About Fortune Brands

Fortune Brands, Inc. is a leading consumer brands company with annual sales exceeding $8 billion. Its operating companies have premier brands and leading market positions in distilled spirits, home and hardware, and golf products. Beam Global Spirits & Wine, Inc. is the company’s premium spirits business. Major spirits brands include Jim Beam and Maker’s Mark bourbon, Sauza tequila, Canadian Club whisky, Courvoisier cognac, Teacher’s and Laphroaig Scotch, and DeKuyper cordials. Home and hardware brands include Moen faucets, Aristokraft, Omega, Diamond and Kitchen Craft cabinetry, Therma-Tru door

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FORTUNE BRANDS ANNOUNCES NEW INTERNATIONAL SPIRITS DISTRIBUTION ALLIANCE, PAGE 4

systems, Simonton windows, Master Lock padlocks and Waterloo tool storage sold by units of Fortune Brands Home & Hardware LLC. Acushnet Company’s golf brands include Titleist, Cobra and FootJoy. Fortune Brands, headquartered in Deerfield, Illinois, is traded on the New York Stock Exchange under the ticker symbol FO and is included in the S&P 500 Index, the MSCI World Index and the Ocean Tomo 300™ Patent Index.

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Forward-Looking Statements

This press release contains statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Readers are cautioned that these forward-looking statements speak only as of the date hereof, and the company does not assume any obligation to update, amend or clarify them to reflect events, new information or circumstances occurring after the date of this release. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to: competitive market pressures (including pricing pressures); consolidation of trade customers; successful development of new products and processes; ability to secure and maintain rights to intellectual property; risks pertaining to strategic acquisitions and joint ventures, including the potential financial effects and performance of such acquisitions or joint ventures, and integration of acquisitions and the related confirmation or remediation of internal controls over financial reporting; changes related to the privatization of V&S Group; ability to attract and retain qualified personnel; general economic conditions, including the U.S. housing market; weather; risks associated with doing business outside the United States, including currency exchange rate risks; interest rate fluctuations; commodity and energy price volatility; costs of certain employee and retiree benefits and returns on pension assets; dependence on performance of distributors and other marketing arrangements; the impact of excise tax increases on distilled spirits; changes in golf equipment regulatory standards and other regulatory developments; potential liabilities, costs and uncertainties of litigation; impairment in the carrying value of goodwill or other acquired intangibles; historical consolidated financial statements that may not be indicative of future conditions and results due to the recent portfolio realignment; any possible downgrades of the company’s credit ratings; as well as other risks and uncertainties detailed from time to time in the company’s Securities and Exchange Commission filings.

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